Exhibit 99.1

Contact:
Satish Rishi	Nicole Noutsios
Chief Financial Officer	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS FIRST QUARTER EARNINGS

Record revenue of $47.2 million, up 19% from the first quarter last year

GAAP net income of $1.8 million, which includes $5.2 million of after tax stock-based compensation

LOS ALTOS, CALIF. – APRIL 19, 2006 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported financial results for the first quarter of 2006.

The new format of this release reflects that effective the first quarter of 2006, Rambus began recognizing stock-based compensation pursuant to the provisions of FAS 123(R), which require that stock-based compensation to employees be recognized over the period in which an employee is required to provide service in exchange for the award. The stock-based compensation recognized on the Statement of Operations is a non-cash expense. The Company derives the fair value of stock-based compensation using a Black-Scholes Merton Model. Rambus’ stock is highly volatile. The higher the volatility of a stock, the higher the stock-based compensation cost calculated by the Model. Rambus has elected to transition to FAS 123(R) using the Modified Prospective Method, which does not require a restatement of prior periods. Management focuses on non-GAAP operating income (before stock-based compensation) as a key planning and analysis metric. We have included non-GAAP financial information in this release in order to facilitate quarter to quarter comparison and to allow investors to see the Company’s results “through the eyes of management.” The non-GAAP financial information presented herein should be considered in addition to, not as a substitute for, financial measures calculated in accordance with GAAP.

REVENUE for the first quarter was $47.2 million, up 19% over the first quarter last year and up 14% from the previous quarter. This increase was due chiefly to royalty fees received as a result of the AMD and Fujitsu agreements, signed in the fourth quarter of 2005 and the first quarter of 2006, respectively. Contract revenue decreased due to the completion of certain XDR™ DRAM and FlexIO™ processor bus related contracts in the fourth quarter of 2005.

“Achieving back to back record revenue is a great accomplishment and showcases the growing market appreciation of the value delivered by Rambus’ innovations,” said Harold Hughes, president and chief executive officer at Rambus. “We continue to make solid progress with our patent licensing efforts and are pleased with our results for the first quarter of 2006.”

TOTAL COSTS AND EXPENSES for the first quarter were $47.7 million compared with $34.7 million in the first quarter last year and $34.3 million in the previous quarter. $8.4 million of the increase in expenses was due to the recognition of FAS 123(R) stock-based compensation in the first quarter of 2006. The Company also incurred approximately $1.6 million of employer payroll tax expense as the result of exercises of 3.8 million options in the first quarter. Cost of contract revenues was $6.8 million (including $1.4 million of non-cash stock-based compensation). Research and development expense was

$16.8 million (including $2.7 million of non-cash stock-based compensation). Marketing, general and administrative expense was $15.7 million (including $4.3 million of non-cash stock-based compensation). The increase in research and development expense reflects the Company’s long-term plan to invest in research and development capability in the United States and Bangalore, while the increase in marketing, general and administrative expenses is a reflection of its commitment to a strong sales presence and a strong infrastructure to support its business and customers.

OPERATING INCOME/LOSS for the first quarter was an operating loss of $0.5 million (including $8.4 million of non-cash stock-based compensation) as compared to operating income of $4.9 million reported in the first quarter last year and operating income of $7.3 million reported the previous quarter.

NET INCOME for the first quarter was $1.8 million (including $5.2 million of after tax non-cash stock-based compensation) as compared to $4.4 million reported in the first quarter last year and $9.4 million reported in the previous quarter.

FULLY DILUTED EARNINGS PER SHARE for the first quarter were $0.02 as compared to $0.04 in the first quarter last year and $0.09 in the previous quarter.

CASH, cash equivalents and marketable securities increased by $35.3 million in the first quarter to an ending balance of $390.7 million as of March 31, 2006. The increase in cash was driven primarily by $43.3 million in cash received from stock option exercises for the first quarter of which $21.0 million was used to repurchase common stock under the Company’s stock repurchase plan.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. Pacific Time today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 888-203-1112 and the ID number is 8412297. For international callers, the number is 719-457-0820. The replay will be available on our website beginning at 5:00 p.m. Pacific Time today.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

RAMBUS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2006		December 31, 2005	March 31, 2005
Revenues:
Contract revenues	$5,564		$6,904	$6,600
Royalties	41,681		34,685	33,011

Total revenues	47,245		41,589	39,611

Costs and expenses:
Cost of contract revenues	6,765	(1)	4,742	5,603
Research and development	16,752	(2)	11,848	8,591
Marketing, general & administrative	15,731	(3)	9,422	9,358
Litigation expense	8,461		8,265	11,140

Total costs and expenses	47,709	(4)	34,277	34,692

Operating income (loss)	(464	)(5)	7,312	4,919
Interest and other income, net	3,445		8,084	2,129

Income before income taxes	2,981	(6)	15,396	7,048
Provision for income taxes	1,164		6,015	2,608

Net income	$1,817	(7)	$9,381	$4,440

Net income per share – basic	$0.02		$0.09	$0.04

Net income per share – diluted	$0.02		$0.09	$0.04

Shares used in per share calculations:
Basic	101,142		99,688	100,280
Diluted	109,332		103,561	105,913

(1)	Cost of contract revenues includes non-cash stock-based compensation of $1,351.
(2)	Research and development includes non-cash stock-based compensation of $2,700.
(3)	Marketing, general and administrative includes non-cash stock-based compensation of $4,324.
(4)	Total costs and expenses includes non-cash stock-based compensation of $8,375.
(5)	Operating income (loss) includes non-cash stock-based compensation of $8,375.
(6)	Income before income taxes includes non-cash stock-based compensation of $8,375.
(7)	Net income includes after tax non-cash stock-based compensation of $5,200.

RAMBUS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$98,223	$42,391	$208,021
Marketable securities	173,164	118,416	96,802
Accounts receivable	1,808	954	3,596
Prepaid and deferred taxes	3,786	3,786	13,710
Prepaids and other current assets	6,023	4,235	4,009

Total current assets	283,004	169,782	326,138

Marketable securities, long-term	119,264	194,583	155,360
Restricted investments	2,298	2,279	5,076
Deferred taxes, long-term	80,355	69,059	74,507
Purchased intangible assets, net	22,351	23,650	20,844
Property and equipment, net	20,885	18,898	18,130
Goodwill, net	3,315	3,315	581
Other assets	4,166	3,953	7,837

Total assets	$535,638	$485,519	$608,473

Total cash, cash equivalents and marketable securities	$390,651	$355,390	$460,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$25,110	$19,634	$21,671
Deferred revenue	1,369	973	13,447

Total current liabilities	26,479	20,607	35,118
Notes payable	160,000	160,000	300,000
Deferred revenue, less current portion	7,984	8,317	5,314
Other long-term liabilities	1,302	1,592	—

Total liabilities	195,765	190,516	340,432

Stockholders’ equity:
Common Stock	103	99	99
Additional paid-in capital	379,845	327,524	325,344
Deferred stock-based compensation	—	—	(1,548)
Accumulated other comprehensive gain (loss)	(1,721)	(1,647)	(1,617)
Accumulated deficit	(38,354)	(30,973)	(54,237)

Total stockholders’ equity	339,873	295,003	268,041

Total liabilities and stockholders’ equity	$535,638	$485,519	$608,473